UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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T-3 Energy Services, Inc.

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T-3 Energy Services, Inc.
7135 Ardmore
Houston, Texas 77054
May 27, 2009
Dear Stockholder:
Recently, T-3 Energy Services, Inc. mailed its 2009 Annual Meeting of Stockholders materials, which included a Proxy Statement.
Due to a typographical error, the burn rate commitment disclosure on Proposal Two on page 37 was incorrect. Specifically, the sentence that reads,
•	“In order to facilitate approval of this proposal and assuage any stockholder concerns regarding the number of equity awards we intend to grant in any given year, our prospective three-year average burn rate with respect to the number of equity awards granted will not exceed the greater of two percent of our shares outstanding or the mean of our Global Industry Classification Standards Peer Group (1010 Energy).”
should have read:
•	“In order to facilitate approval of this proposal and assuage any stockholder concerns regarding the number of equity awards we intend to grant in any given year, our prospective three-year average burn rate with respect to the number of equity awards granted will not exceed the greater of two percent of our shares outstanding or the mean of our Global Industry Classification Standards Peer Group (1010 Energy) plus one standard deviation, which currently equals 3.09%.
We have discussed our three-year average burn rate commitment with RiskMetrics. Previously, RiskMetrics has supported the adoption of the Amended and Restated 2002 Stock Incentive Plan. With this clarification, RiskMetrics has confirmed that they will continue to support the adoption of the Amended and Restated 2002 Stock Incentive Plan.
Enclosed with this letter is a restatement of the subsection “Purpose of the Proposal” included within Proposal Two in the Proxy Statement.
We sincerely apologize for this error.
Sincerely,
Steven W. Krablin
Chief Executive Officer and Chairman of the Board

Purpose of the Proposal
     For a description of the benefits that would have been issuable during 2008 had the plan been amended, please see “Executive Compensation—Compensation Discussion and Analysis—Components of Executive Compensation—Long-Term Equity Compensation.”
     On April 7, 2009, the Board unanimously approved the Restated 2002 Plan, subject to stockholder approval. We believe that the approval of the Restated 2002 Plan is essential to our continued success. Our employees are our most valuable assets. The Restated 2002 Plan provides for incentive awards that are vital to our ability to attract and retain outstanding and highly skilled individuals in the competitive labor markets in which we must compete. Such awards also are crucial to our ability to motivate employees to achieve our goals. To accomplish these goals, the Restated 2002 Plan permits the granting of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and other types of incentive awards, some of which may require the satisfaction of performance-based criteria in order to be payable to the grantees. In order to facilitate approval of this proposal and assuage any stockholder concerns regarding the number of equity awards we intend to grant in any given year, our prospective three-year average burn rate with respect to the number of equity awards granted will not exceed the greater of two percent of our shares outstanding or the mean of our Global Industry Classification Standards Peer Group (1010 Energy) plus one standard deviation, which currently equals 3.09%. This policy will apply to shares issued pursuant to our Restated 2002 Plan. The burn rate will be calculated as (i) the number of shares granted in each fiscal year by the Compensation Committee of the Board of Directors and reported in our periodic reports filed with the SEC, including (a) incentive stock options, (b) restricted stock awards, (c) restricted stock units, (d) non-statutory stock options, and (e) stock-settled stock appreciation rights (“SARs”) divided by (ii) the fiscal year end basic shares outstanding. SARs or full value shares settled in cash will not be included in the calculation of burn rate. For purposes of the calculation, 1 full value share equals 1.5 option shares.
     Our Board is also requesting that stockholders approve the material terms of the Restated 2002 Plan so that certain designated awards under the Restated 2002 Plan qualify for exemption from the deduction limitations of Section 162(m) of the Internal Revenue Code. Under Section 162(m), the federal income tax deductibility of compensation paid to our Chief Executive Officer and our three other most highly compensated officers (other than our Chief Executive Officer and principal financial officer) determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934 (“Covered Employees”) may be limited to the extent such compensation exceeds $1,000,000 in any taxable year. However, we may deduct compensation paid to our Covered Employees in excess of that amount if it qualifies as performance-based compensation. In addition to certain other requirements, in order for awards under the Restated 2002 Plan to constitute performance-based compensation, the material terms of the Restated 2002 Plan must be disclosed to and approved by our stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which our stockholders previously approved the plan. Under the Section 162(m) regulations, the material terms of the Restated 2002 Plan are (i) the maximum amount of compensation that may be paid to a participant under the Restated 2002 Plan during a specified period, (ii) the employees eligible to receive compensation under the Restated 2002 Plan, and (iii) the business criteria on which performance goals are based.
     The terms of the Restated 2002 Plan provide that the Committee (as defined below) may require the satisfaction of certain performance standards before awards under the Restated 2002 Plan are granted or before such awards vest or become exercisable, and may designate that certain awards are intended to satisfy the performance-based compensation exception under Section 162(m). Accordingly, we are asking stockholders to approve as part of this Proposal Two the material terms of the Restated 2002 Plan for Section 162(m) purposes. The material terms of the Restated 2002 Plan are disclosed below as follows: (i) the maximum amount of compensation is described in the section entitled “—Description of the Restated 2002 Plan—Eligibility,” (ii) the eligible employees are described in the section entitled “—Description of the Restated 2002 Plan—Eligibility,” and (iii) the business criteria are described in the section entitled “—Description of the Restated 2002 Plan—Performance-Based Awards.”
     Currently, the full value of awards under the plan may be fully deductible by us for federal income tax purposes. However, the deductibility of awards granted to Covered Employees after our annual meeting will potentially be limited unless the maximum award limits, eligibility provisions and business criteria in the Restated 2002 Plan are reapproved by stockholders.